Exhibit 99.1

Grindr Inc. Announces Redemption Fair Market Value in Connection with Redemption of its Outstanding Warrants
LOS ANGELES, CA – February 7, 2025 – Grindr Inc. (NYSE: GRND) (“Grindr” or the “Company”), the Global Gayborhood in Your PocketTM, today announced the “Redemption Fair Market Value” to be used in connection with the previously announced redemption of all of its outstanding public warrants and private placement warrants (collectively, the “warrants”). Grindr previously announced that it will redeem all of its warrants that remain unexercised as of 5:00 p.m., New York City time, on February 24, 2025 (the “Redemption Date”), at a redemption price of $0.10 per warrant. The Redemption Fair Market Value will be used to determine the number of shares of the Company’s common stock (the “common stock”) that will be issued in connection with the exercise on a “cashless basis” of a warrant in accordance with subsection 6.1.2 of the warrant agreement.
At the Company’s request, the warrant agent is delivering on the Company’s behalf a notice of redemption fair market value to each of the registered holders of the warrants, informing them, among other things, that:
a.based on the date that the notice of redemption was sent to holders of warrants, the Redemption Fair Market Value is $17.96; and
b.based on the Redemption Fair Market Value and the number of months between the Redemption Date and the expiration of the warrants, the number of shares of common stock to be issued for each warrant that is exercised on a “cashless basis” pursuant to subsection 6.1.2 of the warrant agreement is 0.361 shares of common stock.
Exercise Deadline and Procedures
If a holder of warrants does not wish for its warrants to be redeemed, such holder may exercise its warrants until 5:00 p.m., New York City time, on the Redemption Date. In connection with the redemption, warrant holders may elect to exercise their warrants (i) for cash, at an exercise price of $11.50 per share of common stock; or (ii) on a “cashless basis” in accordance with subsection 6.1.2 of the warrant agreement, in which case, the holder will receive 0.361 shares of common stock per warrant, which number was determined in accordance with the terms of the warrant agreement and based on the Redemption Date and the volume-weighted average price of the common stock during the ten trading days immediately following January 23, 2025, the date on which the notice of redemption was sent to holders of warrants. If a holder of warrants would be entitled to receive a fractional interest in a share of common stock as a result of warrants exercised at one time, the number of shares of common stock the holder will be entitled to receive will be rounded down to the nearest whole number of shares. Any warrants that remain unexercised as of 5:00 p.m., New York City time, on the Redemption Date, will be void and no longer exercisable, and the holders of those warrants will be entitled to receive $0.10 per warrant.
Holders of warrants wishing to exercise their warrants should follow the procedures described in the notice of redemption. Holders of warrants in “street name” should immediately contact their broker to determine their broker’s procedure for exercising their warrants since the process to exercise is voluntary.
Additional Information
The public warrants are listed on the New York Stock Exchange under the ticker symbol “GRND.WS.” Grindr understands from the New York Stock Exchange that, as a result of the redemption of the outstanding warrants, the warrants will cease to be listed on the New York Stock Exchange, effective at the close of trading on February 21, 2025, which is the trading day prior to the Redemption Date.
None of Grindr, its board of directors or employees have made or are making any representation or recommendation to any warrant holder as to whether or not to exercise or refrain from exercising any warrants.
The shares of common stock underlying the warrants have been registered by Grindr under the Securities Act of 1933, as amended, and are covered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-268782).
Questions concerning redemption and exercise of the warrants can be directed to Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, NY 10004-1574, Attention: Compliance Department; telephone: 800-509-5586; or email: compliance@continentalstock.com. For a copy of the notice of redemption or notice of redemption fair market value sent to the holders of the warrants and a prospectus relating to the shares of common stock issuable upon exercise of the warrants, please send an email request to IR@grindr.com or visit our website at https://investors.grindr.com/overview/default.aspx.

No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Grindr, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.
Forward Looking Statements
This press release contains statements that may constitute forward-looking statements within the meaning of the federal securities laws and within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terminology such as “anticipates,” “approximately,” “believes,” “continues,” “could,” “estimates,” “expects,” “goal,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “upcoming,” “will” or the negative version of these words or other comparable words or phrases. These forward-looking statements include, among others, the expected Redemption Date of the warrants and the delisting of the warrants on the trading day prior to the Redemption Date. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from expectations discussed in the forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including those discussed in the section titled “Risk Factors” in annual reports on Form 10-K and quarterly reports on Form 10-Q that we file with the Securities and Exchange Commission from time to time. Any forward-looking statement speaks only as of the date on which it is made, and you should not place undue reliance on forward-looking statements. Except to the extent required by applicable law, we are under no obligation (and expressly disclaim any such obligation) to update or revise our forward-looking statements, whether as a result of new information, future events, or otherwise.
Trademarks
This press release may contain trademarks of Grindr. Solely for convenience, trademarks referred to in this press release may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that Grindr will not assert, to the fullest extent under applicable law, its rights to these trademarks.
About Grindr Inc.
With more than 14.5 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your PocketTM, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190 countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015 Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.
Investors:
IR@grindr.com
Media:
Press@grindr.com